EXHIBIT 10.1
SETTLEMENT AGREEMENT
     WHEREAS, BP Prudhoe Bay Royalty Trust (the “Trust”) is a statutory trust under the Delaware Statutory Trust Act, having The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee (the “Trustee”) under the BP Prudhoe Bay Royalty Trust Agreement (the “Trust Agreement”), dated February 28, 1989, by and among (a) BP Exploration (Alaska) Inc. (“BPXA”), (b) The Standard Oil Company (“SOC”), (c) the Trustee and (d) The Bank of New York (Delaware), now known as BNY Mellon Trust of Delaware, as Co-Trustee (the “Co-Trustee”);
     WHEREAS, BPXA and/or SOC are parties to the following agreements (together, the “Agreements”):
          (a) Overriding Royalty Conveyance, between BPXA and SOC, dated February 27, 1989; and
          (b) Trust Conveyance, between SOC and the Trust, dated February 28, 1989; and
          (c) Support Agreement, between BPXA, SOC, BP p.l.c. and the Trust, dated February 28, 1989; and
     WHEREAS, BPXA and SOC are subsidiaries of BP p.l.c.; and
     WHEREAS, pursuant to the Trust Conveyance, the Trust holds a Royalty Interest, as defined in Section 2.1 of the Overriding Royalty Conveyance, in production from certain oil fields located in Prudhoe Bay, Alaska, that are operated by BPXA; and
     WHEREAS, pursuant to Section 3.01 of the Trust Agreement, the Royalty Interest of the Trust is divided into Units; and
     WHEREAS, Unit Holders are the owners of one or more Units of the Trust as defined in Section 1.35 of the Trust Agreement; and

     WHEREAS, BPXA and SOC, in the Agreements, have undertaken certain obligations to the Trust; and
     WHEREAS, on August 7, 2006, BPXA announced a temporary shutdown of the Prudhoe Bay oil field following oil spills on March 2, 2006 and August 6, 2006; and
     WHEREAS, Section 6.01 of the Trust Agreement provides that the Trustee “is authorized to and shall take such actions as in its judgment are necessary, desirable or advisable to achieve the purposes of the Trust, including . . . the taking of appropriate action to enforce the terms” of the Agreements; and
     WHEREAS, the Trustee has undertaken an investigation to determine whether the Trust should take any action pursuant to Section 6.01 of the Trust Agreement; and
     WHEREAS, the Trustee and BP p.l.c. and its subsidiaries have entered into five tolling agreements (“Tolling Agreement Number 1,” “Tolling Agreement Number 2,” “Tolling Agreement Number 3,” “Tolling Agreement Number 4” and “Tolling Agreement Number 5”), dated May 16, 2007, September 18, 2007, March 13, 2008, September 12, 2008, and March 16, 2009, respectively, to toll statutes of limitations while the Trustee conducted its investigation; and
     WHEREAS, BPXA has cooperated with the Trustee’s investigation by, among other things, producing documents and information requested by the Trustee; and
     WHEREAS, pursuant to Section 6.08 of the Trust Agreement, the Trustee “is authorized to . . . settle by arbitration or otherwise, any claim of . . . the Trustee, the Trust or the Trust Estate, to waive or release rights of any kind and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient, without the joinder or consent of any Unit Holder;” and

     WHEREAS, in two actions brought on behalf of Unit Holders against BPXA, the courts have held that the claims asserted in those actions can be prosecuted only by the Trust, not by individual Unit Holders; and
     WHEREAS, the Trustee and BPXA now wish to compromise any claims that the Trust and its past, present, and future Unit Holders may have relating to conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007, and 2008;
     NOW, THEREFORE, IT IS HEREBY AGREED by and between the Trustee, the Co-Trustee and BPXA, for good and valuable consideration, as follows:
     1. Settlement Amount
          (a) The Settlement Amount is $29,469,080.92.
          (b) BPXA shall pay the Settlement Amount to the Trust in accordance with Paragraph 4 below.
     2. Release
          (a) Subject to the provisions of Paragraphs 2(b) and 2(c) below, and effective upon the receipt by the Trust, pursuant to Paragraph 4(b) below, of the Settlement Plus Interest Amount (as defined in Paragraph 4(b) below), the Trustee and the C o-Trustee, on behalf of the Trust and all past, present, and future Unit Holders, hereby release and discharge BPXA and its divisions, subdivisions, subsidiaries, affiliates, predecessors, successors, and parents, including, without limitation, BP p.l.c., BP America Inc. and SOC, as well as all present or former officers, directors, trustees, agents, representatives, employees and all other persons or entities acting or purporting to act on their behalf, of and from any and all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, suspected or unsuspected, contingent or absolute, matured or unmatured, whether or not concealed or hidden, that have been asserted or that could have been asserted on behalf of the Trust and its past, present, and future Unit Holders against BPXA and its divisions, subdivisions, subsidiaries, affiliates, predecessors, successors, and parents, including, without limitation, BP p.l.c., BP America Inc. and SOC, as well as all present or former officers, directors, trustees, agents, representatives, employees and all other persons or entities acting or purporting to act on their behalf, arising out of, based upon or related in any way to any conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007, and 2008.
          (b) This Release is not intended to, and does not, release any claims, demands, rights, liabilities or causes of action arising out of, based upon or related in any way to any conduct by BPXA to the extent that such conduct may result or has resulted in damage to the Trust in 2009 or any subsequent year, including a reduction of the royalty payments received or to be received by the Trust in 2009 or any subsequent year (“Preserved Claims,” or, in the singular, a “Preserved Claim”). No Preserved Claim is released by this Settlement Agreement.
          (c) If the Trust commences an action arising out of, based upon or related in any way to royalties received or to be received in 2009 or any subsequent year, BPXA shall not assert a defense of release, res judicata, collateral estoppel, “splitting a cause of action” or any similar defense based on the terms of this Settlement Agreement (including the release provided herein).
     3. Judicial Approval
     The Trustee shall apply to the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) for an order approving the Settlement Agreement. The Trustee shall give notice of the application to all Unit Holders of record as of each quarterly distribution date after August 7, 2006, in the form and in the manner approved by the Delaware Chancery Court. BPXA shall be solely responsible for, and shall advance to the Trustee, the expenses of the provision of notice. The Trustee shall submit to the Delaware Chancery Court a proposed order that includes a judicial release consistent with the terms of Paragraph 2(a) and (b) above.
     4. Timing of Payment
          (a) BPXA shall pay the Settlement Amount by making an electronic funds transfer into an agreed-upon, interest-bearing escrow account with an escrow agent agreed to by the parties (the “Escrow Agent”) within 10 business days of either (i) the execution of this Settlement Agreement or (ii) receipt of the relevant escrow account details necessary to facilitate payment, whichever occurs later in time. The parties hereto shall agree to the terms of an escrow agreement with the Escrow Agent. BPXA shall be solely responsible for, and shall advance to the Trustee, the expenses of the Escrow Agent, including expenses in connection with preparation of the escrow agreement.
          (b) The Settlement Amount plus the interest that accrues on the Settlement Amount while it is deposited in the escrow account (the “Settlement Plus Interest Amount”) shall be released to the Trust by the Escrow Agent upon the later to occur of the following events (both of which must occur before the Settlement Plus Interest Amount is released):
               (i) the Delaware Chancery Court enters an order approving this Settlement Agreement in accordance with Paragraph 3 above, and such order becomes final (a) after any appeal(s) or (b) upon the expiration of time to appeal; and
               (ii) (A) the order dismissing the complaint in Diana Allen Life Ins. Trust v. BP p.l.c., BP Exploration (Alaska), Inc., and The Standard Oil Co., No. 08-2045-CV (S.D.N.Y.) (“Diana Allen”), becomes final after appeal or upon the expiration of time for any further appellate proceedings, or (B) the Diana Allen litigation is resolved by settlement.
     BPXA may waive the condition set forth in Paragraph 4(b)(ii) above in its sole and unfettered discretion.

          (c) The Trustee shall distribute the Settlement Plus Interest Amount to Unit Holders as part of a regular quarterly distribution by the Trust pursuant to Section 4.02 of the Trust Agreement.
     5. Effect of Disapproval of Settlement or Reversal of Order Dismissing the Diana Allen Complaint
     In the event that (a) the Delaware Chancery Court, in connection with the Trustee’s application to be made pursuant to Paragraph 3 above, makes a ruling that, for any reason, does not approve this Settlement Agreement or (b) the order dismissing the complaint in Diana Allen is reversed or vacated on appeal and BPXA does not waive the condition set forth in Paragraph 4(b)(ii), then the Escrow Agent shall refund the Settlement Plus Interest Amount to BPXA within 10 business days, and the terms of this Settlement Agreement shall have no further force and effect with respect to the Parties except as specifically provided herein.
     6. Tolling Agreement
          (a) Any statute of limitations applicable to any Preserved Claim, whether arising in contract or tort or otherwise, has been tolled by Tolling Agreement Numbers 1, 2, 3, 4 and 5 for the period beginning on March 20, 2007 and ending at 11:59 p.m. on September 20, 2009, and shall continue to be tolled for an additional period ending at 11:59 p.m. on December 31, 2010. The Tolling Agreement set forth in this paragraph shall be in effect during the pendency of the proceedings in the Delaware Chancery Court referred to in paragraph 3 above, and shall survive any termination or rescission of this Settlement Agreement.
          (b) While this Tolling Agreement remains in effect, BPXA shall cooperate, in the manner described below, with any investigation that the Trustee may conduct into any Preserved Claim. BPXA shall cooperate with such investigation by complying with reasonable requests by the Trustee for documents and access to BPXA personnel. BPXA will reimburse the Trustee for the Trustee’s reasonable fees and expenses, including attorneys’ fees, incurred in conducting such investigation.

     7. Fees and Expenses
     In addition to the Settlement Amount in Paragraph 1(a) above, BPXA shall pay the Trustee its reasonable attorneys’ fees and expenses, including internal expenses and expert fees, incurred in its investigation of the claims that are the subject of this Settlement Agreement, in responding to subpoenae issued in Diana Allen and in the action captioned In re BP Prudhoe Bay Royalty Trust Litigation (W.D. Wash.), in defending the action captioned Goldman v. BP P.L.C., et al., 3:06-CV-00260 (D. Alaska), and in seeking an order from the Delaware Chancery Court approving this Settlement Agreement in accordance with the provisions in Paragraphs 3 and 4 above, including any appeals from such order. BPXA shall pay such fees and expenses within 10 business days after the later of (a) the occurrence of the event described in Paragraph 4(b)(i) above and (b) the occurrence of the event described in Paragraph 4(b)(ii) or BPXA’s waiver of the condition of such occurrence.
     8. Choice of Law
     This Settlement Agreement shall be interpreted, construed and enforced in accordance with the substantive laws of the State of New York, without regard to principles of conflicts of law.
     9. Choice of Forum
     Any action concerning the implementation, performance, breach, interpretation, enforcement and/or termination of this Settlement Agreement shall be brought in the federal or state court sitting in New York County, New York. The parties hereto hereby submit to the jurisdiction of said courts for the purposes set forth in this paragraph, and waive any objections to personal jurisdiction, venue and the convenience of the forum. The parties designate the following as their agents to receive service of a summons and complaint in any such action:

The Trustee:	Kenneth A. Caruso, Esq.
Bracewell & Giuliani, LLP
1177 Avenue of the Americas
New York, NY 10036
	Telephone:	212-508-6100
	Fax:	212-508-6101
	Email:	kenneth.caruso@bgllp.com

BPXA:	Richard C. Pepperman, II, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	212-558-4000
	Fax:	212-558-3358
	Email:	peppermanr@sullcrom.com
     10. Notices
     Any notice relating to this Settlement Agreement shall be given in writing, by mail, fax or email, to the following:

To the Trustee:	Ming Ryan
Vice President
The Bank of New York Mellon
101 Barclay Street, 8W Floor
New York, NY 10286
	Telephone:	212-815-4813
	Fax:	212-815-5704
	Email:	ming.ryan@bnymellon.com

with a copy to:

Kenneth A. Caruso, Esq.
Bracewell & Giuliani, LLP
1177 Avenue of the Americas
New York, NY 10036
	Telephone:	212-508-6100
	Fax:	212-508-6101
	Email:	kenneth.caruso@bgllp.com

To BPXA:
Michael L. Homeyer
BP America Inc.
P. O. Box 3092
Houston, Texas 77253
	Telephone:	281-366-3772
	Fax:	281-366-5901
	Email:	michael.homeyer@bp.com

with a copy to:

Richard C. Pepperman, II, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	212-558-4000
	Fax:	212-558-3358
	Email:	peppermanr@sullcrom.com
     11. Entire Agreement
     This Settlement Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and negotiations relating to the subject matter hereof.
     12. No Oral Amendment, Modification or Waiver
     This Settlement Agreement may not be amended or modified, and its terms may not be waived, except by a written instrument executed by all parties hereto.
     13. Binding Effect
     This Settlement Agreement shall be binding on and inure to the benefit of the successors, assigns and legal representatives of all parties.
     14. Execution in Counterparts
     This Settlement Agreement may be executed in counterparts, each of which shall be considered one and the same agreement.

Dated:	New York, New York May 8, 2009

BP EXPLORATION (ALASKA), INC.

By:	/s/ Richard C. Pepperman II
Richard C. Pepperman II
Counsel for BPXA

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Ming Ryan
Ming Ryan
Vice President

BNY MELLON TRUST OF DELAWARE, as Co-Trustee
By:	/s/ James Amgagis
James Ambagis
Assistant Vice President